Exhibit 10.4

DIVIDEND REINVESTMENT PLAN

OF

SOUND POINT DIRECT LENDING BDC

Sound Point Direct Lending BDC, a Delaware statutory trust (the “BDC”), has adopted the following plan (the “Plan”), to be administered by U.S. Bancorp Fund Services, LLC and its affiliates (the “Plan Administrator”), with respect to dividends and other distributions declared by its Board of Trustees on its common shares of beneficial interest, par value $0.001 per share (the “Shares”).

Participation requires no action on the part of a shareholder, and a shareholder who does not wish to participate must “opt out” of the Plan, thereby electing to receive cash distributions. A shareholder who does not opt out of the Plan is referred to herein as a “Participant” (collectively, the “Participants”).

1. All cash distributions hereafter declared by the Board of Trustees, net of any applicable withholding tax, shall be automatically reinvested in additional Shares, and no action shall be required on a Participant’s part to receive a distribution in Shares.

2. Distributions shall be payable on such dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Trustees to shareholders of record as of close of business on the record date established by the Board of Trustees for the distribution (as to the relevant Payment Date, the “Record Date”).

3. With respect to each distribution made pursuant to the Plan, the Board of Trustees shall, subject to the provisions of the Investment Company Act of 1940, as amended, approve the issuance of new Shares for the accounts of Participants. The number of Shares to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such Participant by the most recent price per Share as determined by the BDC or, if more recent, the most recent net asset value of such Shares as determined by the BDC and approved by the Board of Trustees (including any committee thereof); the Plan Administrator shall be notified of the price per Share by the BDC.

4. The Plan Administrator shall establish an account for each Participant for Shares acquired pursuant to the Plan. The Plan Administrator shall hold each Participant’s Shares, together with the Shares of other Participants, in non-certificated form. The Plan Administrator shall not issue share certificates to any Participant.

5. The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than thirty (30) business days after the relevant Payment Date. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a Share, and distributions on fractional shares shall be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the time of termination.

6. In the event that the BDC makes available to its shareholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan shall be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any share dividend, share split or corporate action.

7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the BDC. Except as explicitly provided herein, there will be no brokerage charges or other charges to Participants.

8. Each Participant may elect from time to time to receive an entire upcoming distribution in cash by notifying the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than three (3) days prior to the Record Date for such distribution; the BDC shall be notified of the Participant’s election by the Plan Administrator.

9. Each Participant may terminate its account under the Plan by so notifying the Plan Administrator by submitting a letter of instruction terminating the Participant’s account under the Plan to the Plan Administrator. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator at least three (3) days prior to any Record Date; otherwise, such termination shall be effective only with respect to any subsequent distribution. The Plan may be terminated by the BDC upon written notice to its shareholders. The Plan may be amended by the BDC upon written notice at least thirty (30) days prior to any Record Date. Upon any termination, the Plan Administrator shall cause the Shares held for the Participant under the Plan to be delivered to the Participant. An amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the BDC shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on Shares of the BDC held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

10. The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

11. These terms and conditions shall be governed by the laws of the State of Delaware.

November 17, 2025